Exhibit 21

Description of Subsidiaries

Details of the Company’s principal consolidated subsidiaries as of December 31, 2025 and 2024 were as follows:

	Place of	Ownership/Control interest attributable to the Company
Name	Incorporation	2025	2024	Principal activities
ModuLink Investment Limited (“MIL”)	British Virgin Islands	100%	Nil	Holding company
ModuLink Corporation Limited (“MCL”)	Hong Kong	100%	100%	Holding company and provision of intergroup management services
Zenith Integrated Modular Limited (“ZIML”)	Hong Kong	100%	100%	Provision of construction and engineering services
Zenith AY Modular Buildings Company Limited (“ZAMBCL”)	Hong Kong	100%	100%	Provision of project management services in overseas
ModuLink InnoTech Limited (“MITL”)	Hong Kong	100%	100%	Provision of technology management services
ModuLink Innotech Pty Limited (“MIPL”)	Australia	80%	Nil	Provision of AI healthcare and smart living solutions